EXHIBIT 99.1

Cinedigm Stock Ownership Guidelines (Directors)

The Board believes that, to align the interests of directors and shareholders, directors should have a significant financial stake in the Company. Therefore, the Board has adopted the following minimum stock ownership guidelines for its non-employee directors.

Each non-employee director should acquire, within three (3) years of the later of joining the Board or the adoption of these guidelines, and maintain until separation from the Company, shares equal in value to a minimum of three (3) times the aggregate value of the annual cash and stock retainer (not including committee or per-meeting fees) payable to a director. Shares acquired as Board retainer fees and shares owned by an investment entity with which a non-employee director is affiliated may be counted toward the stock ownership requirement.

The Board will evaluate, on a case-by-case basis, whether exceptions should be made for any non-employee director on whom this requirement would impose a financial or other hardship upon the request of such director.